Exhibit 10.2

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Management Agreement”), dated as of February 8, 2025 (the “Agreement Date”), and effective as of January 22, 2024, is made pursuant to Section 22 of the Original MSA (defined below) (such date of January 22, 2024 being the “Effective Date” as such term is used herein), is hereby entered into by and among IM Telecom, LLC, an Oklahoma limited liability company (hereafter the “Company”); KonaTel, Inc., a Delaware corporation (“KonaTel”); and Excess Telecom, Inc., a Nevada corporation (hereinafter the “Manager”). The Company, KonaTel and the Manager may be referred to herein collectively as the “Parties” or individually as a “Party

WHEREAS, the Company is engaged in the business of providing wireless phone and broadband services to low-income customers which qualify for the Federal Communications Commission (“FCC”) Lifeline Program which is administered by the Universal Service Administrative Company (“USAC”) pursuant to authorizations, certificates, designations, and registrations from the FCC and currently thirty-seven (37) states (collectively, the “Lifeline Business”);

WHEREAS, pursuant to approvals from the FCC and USAC, the Company has been engaged in the business of providing wireless phone and broadband services to low-income customers which qualify for the Affordable Connectivity Program (the “ACP Business”);

WHEREAS, pursuant to the terms and conditions of a Membership Interest Purchase Agreement by and among KonaTel (as the sole member of the Company), the Company and the Manager effective as of the Effective Date (the “Purchase Agreement”), the Manager is purchasing all the issued and outstanding ownership/membership interests of the Company (the “Transaction”);

WHEREAS, the Final Closing of the Transaction is contingent upon approval by: (1) the FCC, including a revised Compliance Plan and (2) state public utility commissions for transfer of control of the ETC designations and the Wireless Approvals (collectively the “Government Approvals”);

WHEREAS, the Parties desire to enter into this Management Agreement pursuant to which Manager will provide certain management services to the Company as such services are detailed herein until the Final Closing as set forth in the Purchase Agreement consistent with the “Applicable Telecommunications Laws and Regulations”, as defined herein;

WHEREAS, the Parties previously entered into that Management Services Agreement dated as of the Initial Closing under the Purchase Agreement (the “Original MSA”); and

WHEREAS, the Parties now wish to amend and restate the Original MSA in order to clarify certain matters for the purposes of compliance with law in accordance with the reformation provisions of Section 22 of the Original MSA.

NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the Parties, intending to be legally bound, hereby amend and restate the Original MSA in its entirety, and agree as follows:

1.                  Definitions.

(a)               “Regulated Assets” shall mean (a) the Company’s Lifeline and ACP subscribers (the “Subscribers”); (b) all enrollment applications, billing, usage, verifications, transfer consents, customer support and other books and records evidencing or relating to the Subscribers; (c) FCC Compliance Plan approval (the “Compliance Plan”); (d) current and future state Eligible Telecommunications Carrier designations (“ETC Designations”); (e) state wireless registrations (“Wireless Approvals”); (f) and authorizations to transact business (“SOS approvals”); and (g) FCC domestic authorizations, including ACP approvals.

(b)               “Applicable Telecommunications Laws and Regulations” shall mean the Federal Communications Act of 1934, as amended, regulations or case law of the FCC, applicable state telecommunications laws, and applicable regulations and case law of state public utility commissions.

(c)               “Distribution-Channel End User” means any subscriber enrolled with IM Telecom in the Lifeline or ACP programs by Manager in its role as a distributor under any Distribution Agreement between the Manager (as the distributor thereunder) and the Company. For avoidance of doubt, no Infiniti Mobile Channel End User is a Distribution-Channel End User and all end users remain customers of the Company regardless of enrollment channel.

(d)               “Infiniti Mobile Channel End Users” means the customers of the Company as of the Effective Date hereof and any other end user in the Lifeline Business or ACP Business of the Company procured by the Company or KonaTel under the Infiniti Mobile DBA/brand of the Company.

2.                  Appointment and Provision of Services. In exchange for the Compensation defined in Section 5 herein, the Company hereby appoints the Manager to perform the following services at the Company’s sole cost and expense, in consideration of the covenants and agreements of the Company set forth in this Agreement (collectively, the “Services”):

(a)               Manager will sell wireless mobile and broadband connectivity service to Company to resell to Distribution-Channel End Users in support of Company’s provision of the Lifeline services.

(b)               Without limiting the generality of any provision of the Purchase Agreement, during the Management Period (as defined below), and subject to Section 2, below, the Manager shall:

(i) manage, at the direction and supervision of the Company, the Lifeline Business and the ACP Business (hereinafter collectively the “Business”).

(ii) cooperate with and aid the Company with whatever actions the Company

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is required to take in order to obtain or maintain regulatory compliance under applicable laws, including without limitation, the Federal Communications Act of 1934, as amended; regulations or case law of the FCC and Applicable Telecommunications Laws and Regulations.

(iii) support the Company and KonaTel in the application for applicable licenses, registrations and eligible telecommunications carrier (“ETC”) designations in the states for which purposes the Manager and the Company appoint the Law Office of Lance J.M. Steinhart, P.C. to prepare all necessary applications, submissions and responses subject to review, supervision, and express consent of the Company and the Manager.

(iv) with respect to Distribution-Chain End Users, provide and manage, on the Company’s behalf and at the direction and supervision of the Company, the services and products of an Operations Support System (“OSS”) provider, a compliance and billing provider, a tax service provider, legal and regulatory affairs provider(s), call center to provide customer care and support, and providers of other administrative duties, and ensure that these providers comply with all requirements, including the Applicable Telecommunications Laws and Regulations, and including without limitation the sending of non-usage alerts to Distribution-Chain End Users on IM Telecom’s behalf and ensuring that customers required to be de-enrolled for non-usage or other reasons are de-enrolled as required.

(v) provide all required data and commentary in support of the preparation of all applications, submissions, correspondence, reports, and other documents that are required to be filed with any governmental authority or any other Person with respect to the Company’s Business, other than tax returns (collectively “Required Filings”) and for the payment of any and all liabilities arising in connection therewith. In connection with the preparation of Required Filings, including, without limitation, any extension of time within which to file any Required Filings associated with the Company’s Business, the Manager shall coordinate the preparation and review of the same with the Company for filing by the Company (and such accountants, auditors and other Persons (as defined in the Purchase Agreement) designated by the Company).

(vi) support the reconciliation of revenues collected related to the Company’s Business and prepare the monthly certification of claims for reimbursement for Lifeline subscribers for submission by Company with USAC and the relevant state administrators.

(vii) Notwithstanding anything to the contrary in this Management Agreement, the Purchase Agreement or the Master Distribution Agreement, the Company shall have final authority and responsibility on all regulatory, legality and compliance issues, including initial enrollment standards, customer transfers and submission of claims for federal or state reimbursements from USAC or any other governmental body or the administrator for such governmental bodies; provided, that all such activities shall be undertaken in a commercially prudent manner and Manager shall not take any actions that would cause the Compliance Plan, ETC Designations or ACP approval to be terminated, suspended or otherwise lapse.

3.                  Responsibilities of the Company. Without limiting the generality of Section 1, above, or any provision of the Purchase Agreement, during the Management Period, the Company shall:

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(a)               provide Manager with access to all financial, subscriber and other information and materials regarding the operation of the Company during the Management Period in its possession or under its control that Manager may request in connection with the provision of the Services;

(b)               provide Manager with full and unencumbered access to all policies, procedures, data and programs of the Company for program compliance review and shall consider in an expedited timeline manner any new or updated policies, procedures or programs reasonably recommended by Manager for compliance with Applicable Telecommunications Laws and Regulations;

(c)               procure from Manager network capacity adequate to enable Company’s delivery of the Lifeline services to Distribution-Channel End Users;

(d)               be solely responsible for the performance of the Company’s obligations under any current vendor contracts regarding the Business and the maintenance of the Company’s relationships with its customers, agents, carriers, providers and suppliers;

(e)               with respect to Infiniti Mobile Channel End Users, provide and manage:

i.	network capacity for the provision of wireless voice and data services pursuant to the applicable customer agreements and the Applicable Telecommunications Laws and Regulations;
ii.	the services and products of an Operations Support System (“OSS”) provider, a compliance and billing provider, a tax service provider, legal and regulatory affairs provider(s), call center to provide customer care and support, and providers of other administrative duties and ensure that these providers comply with all requirements, including the Applicable Telecommunications Laws, and including without limitation the sending of non-usage alerts to Infiniti Mobile Channel End Users on IM Telecom’s behalf and ensuring that such customers required to be de-enrolled for non-usage or other reasons are de-enrolled as required.

(f)                cooperate and consult with the Manager on actions the Company is required to take in order to obtain or maintain regulatory compliance under applicable laws, including without limitation, the Federal Communications Act of 1934, as amended; regulations or case law of the FCC and Applicable Telecommunications Laws and Regulations and implementation of standard operating procedures, including compliance procedures;

(g)               cooperate and consult with the Manager on the application for applicable licenses, registrations and eligible telecommunications carrier (“ETC”) designations (provided, that the cost of processing such applications shall be the responsibility of Manager);

(h)               except for the expenses to be paid by Manager hereunder and under the Purchase Agreement, pay all expenses related to the Company's Business to the extent or proportion incurred by the Company for servicing and maintaining the Infiniti Mobile Channel End Users;

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(i)                 provide Manager with access to view financial statements and accounts of the Company;

(j)                 provide Manager with copies of all material correspondence and communications relating to the Company (excluding any attorney-client materials or materials that predate the Effective Date and which KonaTel reasonably deems to be confidential), including, without limitation, communications with governmental authorities (which in no event may be deemed confidential);

(k)               communicate with third parties as reasonably requested by Manager, including responding to their inquiries, requests and correspondence (excluding any attorney-client materials or materials that predate the Effective Date and which KonaTel reasonably deems to be confidential); and

(l)                 remain responsible for the preparation and filing of any and all tax returns that are required to be filed with any governmental authority with respect to the Company’s Business (collectively “Tax Returns”) and for the payment of any and all liabilities arising in connection therewith. In connection with the preparation of Tax Returns, including, without limitation, any extension of time within which to file any Tax Return associated with the Company’s Business, the Company shall coordinate the preparation, review and filing of the same with Manager (and such accountants, auditors and other persons designated by Manager).

4.                  Limitation of Liability. [THIS SECTION IS SOLELY IN APPLICATION TO THE MANAGER UNDER THIS AGREEMENT. THE REVISIONS ARE NON SEQUITUR, AND COVERED IN THE OPERATING AGREEMENT.]

(a)	No Liability For Lost Profits. Notwithstanding anything to the contrary, in no event, other than as a result of the Manager’s sole gross negligence or willful misconduct (and for avoidance of doubt, excluding any contributory liability), shall Manager, its principals and affiliates, and their respective members, managers, shareholders, directors, officers, spouses, heirs, beneficiaries, trustees, employees, contractors, agents, or representatives, or any of the respective successors or assigns of the foregoing parties (each a “Manager Indemnitee,” and collectively, the “Manager Indemnitees”), be liable for lost profit, lost revenue or any other form of indirect, incidental, special, consequential or punitive damages of the Company or KonaTel, even if Manager or a Manager Indemnitee has been informed of the possibility of such indirect damages.
(b)	No Fiduciary Duty. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Manager Indemnitee. Furthermore, to the fullest extent enforceable under applicable law, each of KonaTel and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Manager Indemnitee to the Company are only as expressly set forth in this Agreement. To the extent that the provision of this Agreement restrict the duties and liabilities of a
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Manager Indemnitee otherwise existing at law or in equity, such provisions of this Agreement are agreed by the KonaTel and the Company to replace such other duties and liabilities of such Indemnitee. Whenever in this Agreement a Manager Indemnitee is permitted or required to make a decision (including a decision that is in such Manager Indemnitee’s “discretion” or under a grant of similar authority or latitude), the Manager Indemnitee shall be entitled to consider only such interests and factors as such Manager Indemnitee desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Manager Indemnitee is permitted or required to make a decision in such Manager Indemnitee’s “good faith,” the Manager Indemnitee shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

5.                  Compensation. During the Management Period, the Company shall remit to the Manager those amounts distributable pursuant to Schedule A hereto.

6.                  Independent Contractor Status. Manager is an independent contractor in the performance of the Services under this Management Agreement and shall determine the method, details and means of performing the Services in accordance with this Agreement. Without limiting the generality of the foregoing, Manager shall be permitted, in its sole discretion and sole expense, to (i) enter into and perform contracts and agreements on behalf of itself in its own name for the furnishing of Services, equipment, parts and supplies in connection with the Services, and (ii) recruit and hire its own employees (and to terminate the services of such employees) and independent contractors to provide the Services. Manager shall establish the terms and conditions of employment for its employees and shall pay all salaries and other compensation due to such employees. It is expressly understood and agreed that the Parties are not partners or joint venturers, and nothing contained herein is intended to create an agency relationship or a partnership or joint venture. Neither KonaTel nor any of its Affiliates (as defined in the Purchase Agreement) is an agent of Manager or any of its Affiliates and has any authority to represent Manager or any of its Affiliates as to any matters, except as authorized in this Agreement or in writing by Manager from time to time. Neither Manager nor any of its Affiliates (a) is an agent of KonaTel or any of its Affiliates or (b) has any authority to represent KonaTel or any of its Affiliates as to any matters, except as authorized in this Agreement or in writing by KonaTel from time to time.

7.                  Management Period. As used in this Management Agreement, the term “Management Period” shall mean the period commencing on the Effective Date and ending on the earlier to occur of: (a) Final Closing under the Purchase Agreement (i.e. to occur upon receipt of all Closing Approvals (as defined in the Purchase Agreement)) of (i) the FCC, including the revised Compliance Plan; and (ii) the ETC Designations); and (b) the ninety ninth (99th) anniversary of the Effective Date of this Management Agreement, unless extended or terminated by mutual agreement of the Parties.

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8.                  Termination,

(a)	Termination Procedure. The Company may terminate this Agreement upon written notice (a “Termination Notice”) following the Cure Period (defined below), if following the date of this Agreement, the Manager willfully or knowingly (i) materially breaches any obligation the Manager contained in this Agreement, which conduct imposes a Material Liability on Company and which is not promptly paid by the Manager, or (ii) engages in conduct in any material violation of the Applicable Telecommunications Laws and Regulations in connection with the Federal Lifeline Program (as the case may be, “Grounds for Termination”); provided, however, that except pursuant to the order of governmental authority, no Transaction Consummation Claim shall be deemed or construed to be Grounds for Termination. For purposes of this Section 8.(a), a “Material Liability” means a liability, damages, fine or penalty in excess of $25,000.

(b)	Cure Period. Prior to delivering a Termination Notice, the Company shall deliver a notice (the “Default Notice”) of the Grounds for Termination, (i) specifying in reasonable detail the nature of the circumstances constituting Grounds for Termination and (ii) specifying a detailed request for cure specifying the actions reasonably necessary to cure such Grounds for Termination or mitigate such Grounds for Termination so as to, at the sole discretion of the Manager, cure or satisfy (for financial defaults, by payment) the specific Material Liability in connection therewith (the “Specific Cure”). The Manager shall for a period of ninety (90) calendar days following receipt by Manager of the Default Notice (the “Cure Period”), have the right to cause the Specific Cure in relation to the relevant Default Notice; provided, however, in the case of the claim of a third party, including any governmental authority, if the Manager so elects to perform the Specific Cure by defense of such claim, and such claim is not settled or finally determined within such ninety (90) day period, then the Cure Period will be tolled so long as (a) the Manager is diligently defending such claim, and (b) the Manager commits in writing to make payment to the Company of all amounts necessary to settle such claim or make payment of any determination of such claim.

(c)	Payment Upon Termination.
i.	Immediately upon the delivery of any Termination Notice, the Company and KonaTel will pay to the Manager (i) all amounts paid by the Manager to KonaTel or the Company under the PSA or any other Transaction Agreement, other than the Purchase Price under the PSA (collectively such amounts being the “Unwinding Fee”), and (ii) all accrued Distributable Proceeds that are Distributable to the Manager

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under the Operating Agreement of the Company.

ii.	In addition to the Unwinding Fee, in consideration of the continuing sales and relations with Distribution-Channel End Users, so long as each Distribution-Channel End User is a Company end user (as the case may be, the “Sunset Term”), the Company will, and KonaTel covenants and agrees to cause the Company to, pay to the Manager or its designee for the sole benefit of the Manager or its designee $3.50 per Distribution-Channel End User per month in connection with any relations or transactions with each Distribution-Channel End User, minus deduction solely for the actual and direct cost of goods and services sold, consistent with the Manager’s practices during the Management Period (such amounts being the “Sunset Payments”).

iii.	Further, as assurances of the payment and performance KonaTel’s obligations under the Transaction Agreements, the Purchase Price, KonaTel must post bond or surety in a form reasonably acceptable to the Manager, for the benefit of Manager in the amount of the Purchase Price. The foregoing bond or surety will (1) be secured by all assets of the Company, which security interest is hereby granted by the Company contingent upon such event, and (2) will be payable and released to the Manager if KonaTel or the Company deliver a Default Notice to the Manager and (a) the Manager thereafter prevails in contesting the Grounds for Termination, or (b) the Manager is determined to have not engaged in conduct in any material violation of Applicable Telecommunications Laws and Regulations in connection with the Federal Lifeline Program or any such violation shall have not resulted in the imposition of a Material Liability on Company. For the purposes of this Agreement, “all assets” means: collectively, all the following that the Company may now or in the future own, lease, control or otherwise hold, or that relate to the Company or any of its assets, properties or business, or that the Company uses in its business, whether now owned or existing or in the future owned or existing (utilizing such terms as are defined in the Uniform Commercial Code): (i) books and records, (ii) equipment, (iii) money, accounts, general intangibles, securities, equipment, goods, inventory, money deposit accounts, documents, instruments, chattel paper, insurance proceeds, fixtures, and real property, and interests therein, and any other tangible or intangible property received or receivable.

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(iv) general intangibles, including, without limitation, licenses and permits, (v) inventory, (vi) such other assets of the Company that do not fall in the preceding categories, and (vi) the proceeds of the foregoing.

iv.	The Parties shall cooperate in good faith during the Sunset Term if applicable (for each respective Distribution-Channel End User) to maximize, and pay as soon as practicable, the amounts payable to the Manager during the Sunset Term.

v.	Reports and Statements. All amounts payable to the Manager during the Sunset Term shall be made within ten (10) business days of receipt by the Company or KonaTel of the amounts pursuant to which such payment has accrued, and will be made in U.S. dollars and sent (or confirmation of wire transfer sent) to the Manager at its principal place of business or to such other address as it may specify by notice to the Company or KonaTel from time to time. Concurrently with the remittance of the payments required pursuant to this Agreement, the Company and KonaTel shall submit to the Manager a written detailed statement relating to and including a calculation of the Sunset Payments made during the applicable period.

Audit. In connection with the matters set forth in this Section 8(c), the Company and KonaTel shall maintain in electronic format accurate books and records relating to the Sunset Payments and all matters relating thereto. The Manager or its representative or designee may audit or examine such books and records of the Company and KonaTel, and upon request by the Manager, the Company and KonaTel shall provide such books and records, in order to verify the information set forth on any such statement. If the results of any such audit reflect any discrepancy in the amount of the sums actually paid in relation to the amount of the sums that should have been paid, then the party who or which benefited by such discrepancy shall promptly pay over to the other party the amount of such discrepancy. If the results of any such audit with respect to the Company or KonaTel reflect an underpayment to the Manager of at least three percent (3%) of the amount that should have been paid, then, in addition to paying the Manager the amount of such underpayment, the Company and KonaTel shall reimburse the Manager for all costs and expenses incurred in conducting such audit.

vi.	Notification to Acquirers. The Company and KonaTel

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hereby covenant and agree to deliver notice of the terms of this Section 8(c) to any person or entity who or which acquires the Company or a majority of the voting stock of KonaTel prior to the consummation of any transaction that results in such change of control of the Company.

9.                  Compliance with Laws. The Parties desire and intend that this Management Agreement and the performance of the Services hereunder comply fully with all applicable laws, including without limitation, the Applicable Telecommunications Laws and Regulations, and this Management Agreement shall be interpreted and applied in such manner as is consistent with all such laws. If the FCC or any state body of competent jurisdiction determines that any provision of this Management Agreement violates any communications licenses or the Applicable Telecommunications Laws and Regulations, the Parties shall use their reasonable best efforts to immediately bring this Management Agreement into compliance therewith, consistent with the non-violative terms and provisions of this Management Agreement. It is expressly understood and agreed by the Parties that nothing in this Management Agreement is intended to give the Manager any right which would be deemed to constitute a transfer by the Company of “control” (as defined in the Applicable Telecommunications Laws and Regulations) of its Business, any or all of its Regulated Assets, or of one or more of its communications licenses to the Manager.

10.              No Assignment or Transfer of Control Prior to Closing. Notwithstanding any of the provisions set forth in this Management Agreement, no provision herein shall be construed to effect or permit an assignment or transfer of control related to the Company’s Lifeline Business or the Regulated Assets prior to the consummation of the Transaction in accordance with the terms and conditions set forth in the Purchase Agreement, and all provisions of this Management Agreement shall be interpreted consistent with all applicable laws including without limitation the Applicable Telecommunications Laws and Regulations.

11.              Indemnification and Insurance

(a)	Indemnification. Each of the Manager and KonaTel (as the case may be, an “Indemnitor”) shall indemnify, defend, protect and hold harmless the other (as the case may be an “Indemnitee”) and the Indemnitee’s respective shareholders, directors, officers, partners, employees, contractors, insurers, attorneys, advisors, agents, representatives, successors and assigns, as applicable (the “Indemnitee Parties”), from and against any and all claims, liabilities, demands, lawsuits, litigation, losses, damages (including consequential damages and penalties), fees, costs and expenses (including attorneys’ fees), obligations, liens, executions, fines, awards, defenses and causes of action of every and whatever type, kind or nature (collectively, “Claims”) to the extent asserted against an Indemnitee Party or the Company by a third party (who or which is not an affiliate or representative of an Indemnitee Party or the Company), that relate to or arise out of or in connection with: (a) a material breach by an Indemnitor of its representations, warranties, covenants or agreements set forth in this Agreement; (b) an Indemnitor’s gross negligence or willful misconduct in connection with the acts or undertakings contemplated by or in furtherance of this Agreement, to the extent such Claims do

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not arise out of the gross negligence or willful misconduct of an Indemnitee; or (c) an Indemnitor’s failure to comply with Applicable Telecommunications Laws and Regulations with the acts or undertakings contemplated by or in furtherance of this Agreement, as ordered or determined by applicable governmental authority, to the extent such Claims do not arise out of the gross negligence, willful misconduct, or instructions, specifications, or directives of an Indemnitee, provided, further, that to the extent Manager is the Indemnitor, Manager will not be obligated to indemnify the Company with respect to any Claim, and Manager will not be obligated to indemnify KonaTel, or their other Indemnitee Parties from or against any Claim that has accrued on or prior to January 22, 2024, including, without limitation, any Claim arising from any acts or omissions, or facts or occurrences prior to the Effective Date. This Section 11 shall survive any termination of this Agreement. Notwithstanding anything to the contrary, each of the Company and KonaTel acknowledge and agree that no Manager Indemnitee will be liable for, and each of KonaTel and Company covenant not to threaten, claim, or assert against any Manager Indemnitee, any Claim resulting or arising from, or in connection with, the entry into the Transaction Agreements or the consummation of the transactions contemplated thereby (each being a “Transaction Consummation Claim”), it being acknowledged and agreed that KonaTel and the Company have each specifically assumed the risk of each such Claim by entering into the Transaction Agreements. Without limiting the foregoing sentence, KonaTel further covenants and agrees not to threaten, claim, or assert any Transaction Consummation Claim against the Company.

(b)	In the event of conflict between this Section 11 and the Purchase Agreement, the Purchase Agreement will control and supersede the terms of this Section 11.

12.              Notices. All notices, requests and other communications hereunder shall be given as set forth in Section 5.3 of the Purchase Agreement.

13.              Entire Agreement; No Third-Party Beneficiaries. This Management Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof, and amends, restates, and supersedes the Original MSA in the entirety. This Management Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder. Except as expressly set forth in Section 11, nothing in this Management Agreement is intended to limit in any way the rights or obligations of any Party under the Purchase Agreement. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Purchase Agreement, the provisions of this Agreement shall control with respect to the rights and obligations of the parties regarding the Services provided, further, except with respect to the Services, the Purchase Agreement will supersede this Agreement in the event of any conflict or ambiguity. Further, if there is any conflict or inconsistency between the terms and conditions of this Agreement and the Distribution Agreement, the provisions of the Distribution Agreement shall control.

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14.              Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” or “this agreement” means this Agreement together with all Schedules, Exhibits, Addenda, Annexes, and other attachments hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The word “or” shall be interpreted as inclusive (i.e. inclusive of “and”), unless otherwise stated. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References in this Agreement to any law shall be deemed also to refer to such law, as amended, and all rules and regulations promulgated thereunder. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules, Exhibits, Addenda, Annexes, and other attachments hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. “Tax” or “Taxes” (whether or not capitalized) will mean, without duplication, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any tax authority, of any country, state, province or municipality, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar , withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to and expenses levied by any national, federal, state and local tax authority. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified, and if so specified, business days shall mean days for which banks are open in the State under which law this Agreement is governed and construed, unless otherwise specified. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end. References in this Agreement and all Schedules, Exhibits, Addenda, Annexes, and other attachments hereto to any contract (including this Agreement) mean such contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

15.              Counterparts; Facsimile Signatures. This Management Agreement may be executed manually, by facsimile or by scan and email by the Parties hereto, in any number of

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counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

16.              Severability. If any term or other provision of this Management Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Management Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Management Agreement so as to affect the original intent of the Parties as closely as possible.

17.              Governing Law; Jurisdiction. This Management Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. Each Party hereto irrevocably submits to the exclusive jurisdiction of the State of Nevada for purposes of any claim, action or proceeding arising out of this Management Agreement or any transaction contemplated hereby. The Parties agree that all disputes between them arising out of or relating to this Management Agreement shall be adjudicated only in the state courts situated in Clark County, Nevada. Each Party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth under such Party’s signature on the signature page hereto shall be effective service of process for any claim, action or proceeding with respect to any matters to which it has submitted to jurisdiction.

18.              Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MANAGEMENT AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS MANAGEMENT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

19.              Assignment. This Management Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties which consent shall not be unreasonably withheld, conditioned or delayed. This Management Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

20.              Amendment and Modification; Waiver. This Management Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. Any Party may extend the time for the performance of any of the obligations or other acts of the other Party hereto, as applicable, or waive compliance with any of the agreements or conditions for the

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benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any delay in exercising any right under this Management Agreement shall not constitute a waiver of such right. The Manager shall not be liable or responsible to any other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (including, without limitation, with respect to the performance of cure pursuant to any Breach Notice), when and to the extent such failure or delay is caused by or results from acts beyond the Manager’s reasonable or actual control, including, without limitation: (i) acts of God; (ii) flood, fire or explosion; (iii) war, invasion, riot or other civil unrest; (iv) actions, embargoes or blockades in effect on or after the date of this Agreement; (v) national or regional emergency; (vi) strikes, labor stoppages or slowdowns or other industrial disturbances; (vii) compliance with any law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including but not limited to imposing an embargo, export or import restriction, quota or other restriction or prohibition, or failing to grant a necessary license or consent; (viii) shortage of adequate power or telecommunications or transportation facilities; or (ix) any other event which is beyond the reasonable and actual control of such Party (each of the foregoing, a “Force Majeure”). The term of any failure or delay in fulfilling or performing any term of this Agreement shall be automatically extended by a period equal to the period of suspension of performance arising from or in connection with Force Majeure.

21.              Attorneys' Fees. In the event that a Party institutes any legal suit, action, or proceeding against another Party in respect of a matter arising out of or relating to this Management Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

22.              Reformation. If the FCC should (i) change its rules in a manner that would adversely affect the enforceability of this Agreement, (ii) directly or indirectly reject or take action to challenge the enforceability of this Agreement, or (iii) take any other steps whatsoever, on its own initiative or by petition from a third party, to directly or indirectly challenge this Agreement or any provision hereof, then the parties hereto shall promptly negotiate in good faith to attempt to reform and amend this Agreement so as to eliminate or amend to make unobjectionable any portion that is the subject of any FCC action, provided, that neither party shall be obligated to reform or amend this Agreement under the foregoing circumstances if any such amendment or modification, in the reasonable judgment of such party, would not provide to or afford such party substantially the same rights, duties and obligations such party has under this Agreement as of the date hereof.

23.              No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any party or any of their respective Affiliates under any other agreement between the parties or any of their respective Affiliates.

24.              Expenses. Except as otherwise provided in this Agreement, the parties shall bear their own expenses (including all time and expenses of counsel, financial advisors, consultants,

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actuaries and independent accountants) incurred in connection with this Agreement.

25.              Confidentiality.

(i)       The Company and KonaTel and its Affiliates and their respective officers, directors, partners, managers, shareholders, employees, agents and representatives will not disclose any confidential information about Purchaser or any of its Affiliates obtained as a result of the exercise of its rights or performance of its obligations under this Agreement. The obligations of Seller under this Section will survive the termination or expiration of this Agreement.

(ii)       Manager and its Affiliates and their respective officers, directors, partners, managers, shareholders, employees, agents and representatives will not disclose any confidential information about Seller or any of its Affiliates obtained as a result of the exercise of its rights or performance of its obligations under this Agreement. The obligations of Manager under this Section will survive the termination or expiration of this Agreement.

(iii)       Information shall not be deemed confidential and the receiving party shall have no obligation with respect to any such information which is or becomes publicly known through no wrongful act, fault or negligence of the receiving party; or was known by the receiving party prior to disclosure and the receiving party was not under a duty of non-disclosure, or is at any time developed by the receiving party independently of any such disclosure; or was disclosed to the receiving party by a third party who was free of obligations of confidentiality to the party providing the information; or is approved for release by written authorization of the disclosing party.

(iv)       The parties hereby agree that confidential information includes, but is not limited to, all information described in the Federal Communications Commission definition of “Customer Proprietary Network Information” (CPNI) set forth more particularly in 47 USC §222(h)(1) and corresponding Code of Federal Regulations, if any, (as amended from time to time). All personally identifiable information of End Users, including Customer Proprietary Network Information, will be treated in accordance with each Party’s respective privacy policies and, if applicable, data processing policies and procedures.

(v)       Notwithstanding the foregoing to the contrary, KonaTel may disclose the terms of this Agreement in connection with any disclosures required under federal or state securities laws or stock exchange rules.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have caused this Management Agreement to be duly executed as of March 4, 2025, effective as of the date and dates first above written.

IM TELECOM, LLC, an Oklahoma limited liability company

By:	/s/ Charles D. Griffin
Charles D. Griffin
Authorized Representative and President of KonaTel, Inc. in its capacity as a Member of the Company

EXCESS TELECOM, INC, a Nevada corporation

By:	/s/ Cobby Pourtavosi
Cobby Pourtavosi, CEO

KONATEL, INC., a Delaware corporation

By:	/s/ Charles D. Griffin
Charles D. Griffin, President

[Signature Page to Management Services Agreement]

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MANAGEMENT SERVICES AGREEMENT

SCHEDULE A

SCHEDULE OF EXPECTED REVENUE, FEES, AND EXPENSES

Manager’s compensation shall be $6.50 per month per Distribution-Channel End User for each month in which any federal or state Lifeline and ACP reimbursement funds are claimed for Distribution-Channel End User.

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